UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. )

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TELANETIX, INC.
(Name of Registrant as Specified in Its Charter)

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As disclosed in a Form 8-K filed with the Securities and Exchange Commission on January 22, 2013, Telanetix, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) on January 18, 2013 with Intermedia Holdings, Inc., a Delaware corporation (“Parent”) and Sierra Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company would be acquired by Parent through a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

The Merger Agreement provides that if by August 16, 2013, the condition to Parent’s obligation to close the Merger relating to the receipt of regulatory approvals and assurances has not been satisfied and Parent has obtained extensions of its financing commitments to October 15, 2013 , then the “Company Outside Date” (as defined in the Merger Agreement) would be extended to October 15, 2013.  As of the date hereof, the condition relating to the receipt of regulatory approvals and assurances has not been satisfied, and Parent has obtained financing recommitments in accordance with the terms of the Merger Agreement.  Accordingly, the Company Outside Date is October 15, 2013.